Exhibit 4.10

Deed

Amending Deed

Sayona Mining Limited

Resource Capital Fund VIII L.P.

ANZ Tower 161 Castlereagh Street Sydney NSW 2000 Australia GPO Box 4227 Sydney NSW 2001 Australia	T +61 2 9225 5000 F +61 2 9322 4000 herbertsmithfreehills.com DX 361 Sydney

		Contents

	Table of contents

1	Definitions, interpretation and deed components		2

	1.1	Definitions	2
	1.2	Interpretation	2

2	Amendment to Subscription Agreement		2

	2.1	Amendment	2
	2.2	Amendments not to affect validity, rights, obligations	3
	2.3	Confirmation	3
	2.4	Acknowledgement	3

3	General		3

	3.1	Governing law	3
	3.2	Further action to be taken at each party’s own expense	3
	3.3	Counterparts	4

	Signing page		5

Herbert Smith Freehills Kramer owns the copyright in this document and using it without permission is strictly prohibited.

Amending Deed	Contents 1

Amending Deed

Date ►12 August 2025

Between the parties

Company	Sayona Mining Limited ACN 091 951 978 of Level 28, 10 Eagle Street, Brisbane QLD 4000

Subscriber	Resource Capital Fund VIII L.P. A Cayman Islands Exempted Limited Partnership whose principal office is at 1400 Wewatta Street, Suite 850, Denver, Colorado, 80202, USA

Recitals
1     The parties are the parties to a Subscription Agreement dated 19 November 2024 as amended by way of Amending Deed dated 23 April 2025 (Subscription Agreement) under which the Company agreed to issue the Subscriber the Tranche Subscription Shares at the Proposed Tranche Completion Time.

2     The timetable for the Merger is to be revised such that the Piedmont special meeting of stockholders is to be held on 23 August 2025 (Adjourned Special Meeting) and Closing is scheduled to occur on 29 August 2025.

3     As a consequence of the Adjourned Special Meeting the conditions precedent to the Subscription Agreement, including Closing, will not be satisfied by 19 August 2025.

4     Clause 13.4 of the Subscription Agreement provides that a variation of any term of the Subscription Agreement must be in writing and signed by the parties.

5     The parties agree to amend the Subscription Agreement in the manner set out in this deed.

This deed witnesses as follows:

Amending Deed	page 1

1	Definitions, interpretation and deed components

1.1	Definitions

In this deed, a word or phrase defined in the Subscription Agreement has the same meaning as in the Subscription Agreement unless otherwise defined.

1.2	Interpretation

Clause 1.3 of the Subscription Agreement applies to this deed as if set out in full in this deed and as if references in that clause to ‘this agreement’ were to ‘this deed’.

2	Amendment to Subscription Agreement

2.1	Amendment

(a)	With effect on and from the date of this deed, the Subscription Agreement is amended as follows:

(1)	the definition of ‘End Date’ in clause 1.2 is deleted in its entirety and replaced with the following:

Term	Meaning

End Date	the date the Merger Agreement is terminated, provided Closing has not occurred at that date, or 31 December 2025, whichever is earlier.

(2)	the following definitions are inserted into clause 1.2:

Term	Meaning

Amending Deed	the deed of amendment between the Company and the Subscriber dated 12 August 2025.

Option Deed	the option deed to be entered into between the Company and the Subscriber to set out the full terms of the Options dated on or around the date of this deed.

Options
1,200,000,000 free options (or 8,000,000 free options once the share capital consolidation approved by the Company’s shareholders on 31 July 2025 has occurred) issued on the terms and conditions set out in the Option Deed.

Amending Deed	page 2

Signing page
(3)	the following clause 4.6 is inserted after clause 4.5:

4.6
Options

Subject to the Subscriber complying with clause 4.2(a) of this agreement, in consideration of the Subscriber agreeing to amend the End Date on the terms of the Amending Deed, the Company must issue, and the Subscriber must subscribe for, the Options on the terms and conditions set out in the Option Deed.

2.2	Amendments not to affect validity, rights, obligations

(a)	This deed is intended only to vary the Subscription Agreement and not to terminate, discharge, rescind or replace it.

(b)	The amendments to the Subscription Agreement do not affect the validity or enforceability of the Subscription Agreement.

(c)	Nothing in this deed:

(1)	prejudices or adversely affects any right, power, authority, discretion or remedy which arose under or in connection with the Subscription Agreement before the date of this deed; or

(2)	discharges, releases or otherwise affects any liability or obligation which arose under or in connection with the Subscription Agreement before the date of this deed.

2.3	Confirmation

On and with effect from the date of this deed, each party is bound by the Subscription Agreement as amended by this deed.

2.4	Acknowledgement

Each party acknowledges that this deed is issued in accordance with the Subscription Agreement.

3	General

3.1	Governing law

The governing law provision set forth in clause 13.1 of the Subscription Agreement applies to this deed as if set out in full in this deed and as if references in that clause to ‘this agreement’ were to ‘this deed’.

3.2	Further action to be taken at each party’s own expense

Each party must, at its own expense, do all things and execute all documents necessary to give full effect to this deed and the transactions contemplated by it.

Amending Deed	page 3

Signing page
3.3	Counterparts

(a)	This deed may be executed in any number of counterparts. All counterparts, taken together, constitute one instrument.

(b)	Subject to applicable law, a counterpart may be signed electronically and may be in hard copy or electronic form.

Amending Deed	page 4

Signing page

Executed as a deed

Company

Signed sealed and delivered by Sayona Mining Limited by

sign here ►	/s/ Dylan Roberts	sign here ►	/s/ Lucas Dow
	Company Secretary		Director

print name	Dylan Roberts	print name	Lucas Dow

Subscriber

EXECUTED by RESOURCE CAPITAL FUND VIII L.P. By: Resource Capital Associates VIII L.P., General Partner By: RCFM GP L.L.C., General Partner	) ) ) ) ) ) )	/s/ Mason Hills By: Mason Hills, General Counsel, Partner

Amending Deed	page 5